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               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [ ]
Filed by a party other than the Registrant [X]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                     TELXON CORPORATION
 .................................................................
     (Name of Registrant as Specified In Its Charter)

                     GUY WYSER-PRATTE
 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................





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Friday August 14, 8:44 am Eastern Time

Company Press Release

Wyser-Pratte Commences Proxy
Solicitation Against Telxon Corp. to
Enact New Bylaws, Elect One
Director-Nominee

NEW YORK--(BUSINESS WIRE)--Aug. 14, 1998--Guy P. Wyser-Pratte, President of Wyser-Pratte & Co., Inc., announced today that he has commenced his proxy solicitation in opposition to the Board of Directors of Telxon Corp. (NASDAQ:TLXN - news).

Mr. Wyser-Pratte, owner of 800,000 Telxon shares, representing 4.9% of the Company filed preliminary proxy materials shortly after the Telxon Board rejected proposals of $40 and $42 per share from Symbol Technologies (NYSE: SBL
- news) in early June.

Mr. Wyser-Pratte's solicitation seeks to enact several bylaws which would provide shareholders with the ultimate authority over acquisition proposals and to elect one independent nominee, Professor Jonathan Macey, a corporate governance expert at Cornell Law School, to the Telxon Board.

In a letter which will shortly be mailed to all shareholders, Mr. Wyser-Pratte sharply criticizes the Telxon Board for taking care of its own interests at the expense of shareholders. His letter concludes, ". . .our campaign is based upon a single, indisputable fact: Telxon's Board rejected Symbol's acquisition proposal because it was unwilling to sell the Company for $40 cash per share. . .causing a loss in value to shareholders of nearly a quarter billion dollars!"

A copy of Mr. Wyser-Pratte's proxy statement, which has been filed definitively with the U.S. Securities and Exchange Commission, is available from MacKenzie Partners, Inc. at (800) 322-2885. The complete text of Mr. Wyser-Pratte's letter is reprinted below:

                             PARTICIPANT INFORMATION

            Mr. Wyser-Pratte owns beneficially 800,000 shares of Telxon common stock. Eric Longmire, of Wyser-Pratte & Co., and Professor
Jonathan Macey are also participants in the solicitation.




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                       WYSER-PRATTE & CO., INC.
                          63 Wall Street
                          New York, NY 10005

                                                       August 14, 1998

     TELXON'S DIRECTORS COST YOU MORE THAN $14 PER SHARE WHEN THEY REJECTED SYMBOL TECHNOLOGIES' $40 CASH OFFER.

Dear Fellow Telxon Shareholder:

            As the owner of 800,000 Telxon shares, representing 4.9% of the Company, we, like you, share a strong interest in seeing the value of Telxon shares maximized for the benefit of all shareholders.

            Last June, Telxon's directors, who have fiduciary duties to represent the best interests of its shareholders, began a series of actions which we believe are against the best interests of shareholder including:

--   Rejecting a $40 cash per share acquisition proposal from Symbol
     Technologies.

-- Choosing not to consult with shareholders -- the true owners of Telxon -- and give us the opportunity to accept or reject the Symbol offer.

-- Failing to even consider Symbol's higher bid of $42 per share in cash and stock.

-- Neglecting to take any steps to develop an alternative transaction to maximize value.

            Symbol's two proposals represented handsome premiums of more than 60% above Telxon's closing price of $24 3/4 on April 8 - the day Symbol made its first proposal.

            The Board's misguided handling of the Symbol offer cost you $14 13/16 for every share you own, totaling more than $239 million in lost value for Telxon shareholders, based on the Company's market price of 25 13/16 on August 13 and its 16.145 million outstanding shares.

        THE MARKET'S POOR OPINION OF THE TELXON BOARD'S ACTIONS

            Since June, Telxon shares have been in a free fall, decreasing from a high of $38 5/8 on June 4 to $25 3/16 on August 13. Even though




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Telxon has had more than two months to convince shareholders that rejecting
Symbol's offer was the right decision, the market has clearly responded with a resounding vote of "no confidence" in Telxon's Board, management and business strategy.

    SUPPORT OUR BYLAW PROPOSALS AND DIRECTOR-NOMINEE JONATHAN
MACEY

            Now you have the opportunity to send the Telxon Board a strong message of disapproval and help implement important changes to Telxon's flawed corporate governance system, which led to the rejection of Symbol's offer.

-- Because the Board has failed to represent your interests, we have launched a proxy contest to enact several bylaw proposals designed to give the final authority over any future acquisition proposals to the shareholders -- the real owners -- and not the Board.

-- We also seek your support to elect Professor Jonathan Macey, 42, a prominent corporate governance expert who is the Director of the John M. Olin Program in Law and Economics at Cornell University Law School, to represent your interests on the Board.

            Don't be fooled by Telxon's faulty arguments that Professor Macey lacks the necessary commercial and technical experience to add value to the Telxon Board. Over the past few years, leading FORTUNE 500 companies have seen the value in adding directors with expertise in corporate governance matters.

            This Board desperately needs a strong, independent pro-shareholder advocate who will lead the effort to reform Telxon's corporate governance system. Professor Macey's years of experience in complex corporate governance issues makes him a superior choice.

           THE TELXON BOARD TAKES CARE OF ITS OWN INTERESTS.
                           WHAT ABOUT YOURS?

            Telxon wants you to believe that its current directors will look out for your interests if the Company receives a future bid. But the Board's record demonstrates otherwise:

-- The Company has given director Robert A. Goodman, its outside counsel, a $1.5 million golden parachute, triggered if he or his law firm ceases to be the Company's outside counsel.




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--   A golden parachute for an outside, non-executive attorney is totally unprecedented in my investment career. Ask yourself: what do the shareholders gain from this arrangement?

-- In another unusual deal, Dr. Raj Reddy -- an outside director -- was granted lucrative stock options in Aironet, a key Telxon subsidiary.

-- Norton Rose, another outside director, has a consulting deal with Telxon which can pay him as much as half a million dollars in consulting and severance fees for about 90 days' work -- an average of more than $5,500 per day!

            Don't continue to permit the Telxon Board -- whose total stock ownership (excluding options) is just over 1% of the entire Company -- control the right to block transactions which could benefit the owners of the other 99%

            OUR BYLAW PROPOSALS WOULD RETURN POWER TO YOU.

            Our bylaw changes are designed simply to return ultimate power over accepting or rejecting future acquisition proposals to the shareholders:

-- The Shareholder Friendly Bylaw would give holders of 10% or more of the Company's shares the right to call a Special Meeting at which shareholders would decide by a majority vote whether a proposal was in their best interests.

-- Under this bylaw, if shareholders decided a proposal was in their best interests, the proposal would be deemed "friendly" rather than "hostile" and the Board would NOT be permitted to use the Company's "poison pill" to block the potential acquirer.

-- The Shareholder Interests Protection Bylaw would require the Board to act unanimously or else obtain shareholder approval before taking defensive actions against a takeover bid.

-- These proposals would not force a sale of Telxon to Symbol or any other bidder or set the price at which the Company would be sold.

            We urge you to carefully read the enclosed proxy statement for a fuller explanation of each of our proposals.




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              DON'T LET TELXON'S PERSONAL ATTACKS UPON ME
           DISTRACT YOU FROM THE REAL ISSUES IN THIS CONTEST

            Apparently recognizing the weakness of its position on the substantive issues in this contest, the Telxon Board is now resorting to personal attacks.

-- They will try to paint me as a publicity-seeking, short-term, takeover investor. Nothing could be further from the truth.

-- In fact, we have a long record of success in campaigning for corporate governance reform for the benefit of all shareholders at many public companies including Van Dorn Co., Wallace Computer Services, Rexene Corp., ITT Corp. and Pennzoil Co [NYSE:PZL - news].

-- Furthermore, we manage money for corporate pension funds and other sophisticated investors and have fiduciary duties of our own to them, which we take very seriously. We are prudent in our management of risk and our clients' funds.

-- If management maximizes share value, my investors and I are happy to take our profits and move on. Unfortunately, this has not occurred at Telxon, so we have been forced to take up the shareholder flag and take a strong position in favor of Telxon's real owners.

            Remember -- our campaign is based on a single, indisputable fact:
Telxon's Board rejected Symbol's acquisition proposal because they were unwilling to sell the Company for $40 cash per share or $42 in cash and stock. Despite the generous premium, they chose not to consult with shareholders before rejecting Symbol's offer, causing a loss in value of nearly a quarter billion dollars!

           THE ANNUAL MEETING IS SCHEDULED FOR SEPTEMBER 15.
                  PLEASE VOTE YOUR GOLD PROXY TODAY.

            The Telxon Annual Meeting is less than a month away. You should know that even if you have already signed a management proxy card, you have every legal right to change your vote and sign the enclosed GOLD proxy. In an election contest, only your latest-dated proxy card will count in the final tally.

           PROTECT YOUR INTERESTS. STAND UP FOR YOUR RIGHTS
                     AS THE TRUE OWNERS OF TELXON.




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            We urge you to vote your GOLD proxy today to:

         --    Send the Board a Message
         --    Adopt our Bylaw Proposals
         --    Elect Independent Nominee Jonathan Macey to your Board.

            If you have questions, or need assistance in voting your shares, please call MacKenzie Partners, Inc., toll-free at (800) 322-2885.

            I appreciate your continuing support of our goals for Telxon.

                                   Sincerely,

                                   Guy P. Wyser-Pratte
                                   President

Contact:

     Wyser-Pratte & Co., Inc.
     Eric Longmire
     (212) 495-5357
                 or
     MacKenzie Partners, Inc.
     Daniel H. Burch
     (212) 929-5748